Exhibit 10.59
NATIONAL CITY CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
National City Corporation
     WHEREAS, National City Corporation (“Corporation”) currently has in effect the National City Corporation Long-Term Cash and Equity Incentive Plan Effective January 1, 2005 (the “Plan”); and
     WHEREAS, Article 8 of the Plan provides for the award of restricted stock units (“RSU’s”) to employees of the Corporation and Subsidiaries as selected from time to time by the Corporation’s Compensation and Organization Committee or another committee appointed by the board of directors of the Corporation (the “Committee”);
     WHEREAS, the individual identified as Grantee (“Grantee”) on the cover sheet that is attached hereto and hereby made a part hereof (“Cover Sheet”) is a key employee of Corporation and/or a Subsidiary (collectively and individually the “Employers”);
     WHEREAS, the execution of a RSU Award Agreement in the form hereof has been duly authorized by the Committee;
     WHEREAS, the Corporation desires reasonable protection for its confidential business information and from competitive activity by Grantee; and
     WHEREAS, the Grantee agrees to accept an award of RSU’s under the Plan subject to the terms of this agreement;
     NOW, THEREFORE, pursuant to the Plan, the Corporation hereby grants to the Grantee subject to the terms and conditions of this agreement on the date listed on the Cover Sheet as the “Grant Date” the number of RSU’s as is stated in the Cover Sheet (the “Award”), subject to the terms and conditions of the Plan and to the following terms, conditions, limitations and restrictions, and the Corporation and the Grantee hereby agree as follows:
     1. The Award represents the right to receive shares of National City Corporation Common Stock (“Common Stock”) subject to the terms and conditions set forth in this agreement. Each RSU represents a hypothetical share of Common Stock. The RSU’s will be credited to the Grantee in an unfunded account established on the Corporation’s books for the Grantee (the “Account”).
     2. Upon the vesting date and the lapse of any restrictions on the RSU’s set forth herein and in the Plan, one share of Common Stock shall be issuable for each RSU on such date, subject to the terms and provisions of this agreement and the Plan. Thereafter, the Corporation will transfer such shares of Common Stock to the Grantee upon satisfaction of any required Tax Withholding Obligations, as defined herein. The Grantee’s Account shall be credited with such additional RSU’s to reflect any additional shares of equity securities which the Grantee would have been entitled to receive had the Common Stock represented by RSU’s credited to Grantee’s Account been issued and outstanding at the time of a share dividend, a merger or reorganization in which the Corporation is the surviving corporation or any other change in capital structure, and such additional RSU’s shall also be a part of and shall be referred to as RSU’s and shall be subject to the vesting date restrictions set forth herein and in the Plan. Until a stock certificate is issued, or DRS Shares are entered, in accordance with paragraph 7, Grantee shall receive a cash payment equal to the amount of, and distributed at the same time as, any cash dividend or other items of similar nature paid on, or issued with respect to, the Corporation’s Common Stock. No investment credit of any kind with respect to the RSU’s shall be credited to the Grantee’s Account in any way or be paid to the Grantee.
     3. The RSU’s may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of by the Grantee except to the Corporation, except that the Grantee’s rights with respect to the RSU’s may be transferred by will or pursuant to the laws of descent and distribution. Any attempted transfer in violation of the provisions of this paragraph shall be void, the purported transferee shall obtain no rights with respect to such RSU’s and the RSU’s subject to the attempted transfer shall be forfeited.
     4. The RSU’s described in paragraph 2 of this agreement shall vest on the earliest of (i) [insert vesting schedule] (ii) upon a Change in Control (iii) the Grantee’s death or (iv) the Grantee’s Disability.
     5. In addition to any event resulting in forfeiture provided for in this agreement or the Plan, all of the RSU’s shall be forfeited upon the occurrence, prior to the time prescribed in paragraph 4 of this agreement for the vesting of the RSU’s, of any of the following events:
     (i) the Grantee ceases to be an Employee for any reason other than death or a Disability;
     (ii) the Committee finds that the Grantee has been convicted of a felony or misdemeanor involving fraud or dishonesty on the part of the Grantee towards the Employers; or
     (iii) the Grantee breaches the terms of paragraphs 9, 10, 12 or 13, but forfeiture shall not be the Corporation’s sole remedy for such breach.
In the event of any forfeiture of RSU’s, such RSU’s shall be canceled and deducted from the Grantee’s Account.
     6. At such time as the RSU’s vest, or prior to any event in connection with the Award that the Corporation determines may result in any federal, state, local or foreign tax withholding obligations of the Employers for the benefit of the Grantee (the “Tax Withholding Obligation”), the Employers’ obligation to issue and deliver to the Grantee Common Stock shall be conditioned upon the Grantee and the Employers having reached a mutual agreement in accordance with the Plan as to any Tax Withholding Obligations. To the extent shares of Common Stock that have become issuable are used to satisfy any Tax Withholding Obligations through a sale of shares as described herein, such obligations shall be calculated using the Employer’s minimum applicable statutory withholding rates.
          (i) By sale of shares. Unless Grantee chooses to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, Grantee’s acceptance of the Award constitutes Grantee’s instruction and authorization to the Corporation, and any brokerage firm determined acceptable to the

NATIONAL CITY CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
National City Corporation
Corporation, to sell on Grantee’s behalf a whole number of shares of Common Stock from those shares of Common Stock issuable to Grantee as the Corporation determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Such shares of Common Stock will be sold on the day the Tax Withholding Obligation arises or as soon thereafter as practicable. Grantee will be responsible for all broker’s fees and other costs of sale, and Grantee agrees to indemnify and hold the Corporation harmless from any losses, costs, damages or expenses relating to any such sale. Grantee acknowledges that the Corporation or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Grantee’s Tax Withholding Obligation. Accordingly, Grantee agrees to pay to the Corporation as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares of Common Stock described above.
          (ii) By check, wire transfer or other means. At any time not less than five (5) business days before any Tax Withholding Obligation arises, Grantee may elect to satisfy Grantee’s Tax Withholding Obligation by delivering to the Corporation an amount that the Corporation determines is sufficient to satisfy the Tax Withholding Obligation by (a) wire transfer to such account as the Corporation may direct, (b) delivery of a certified check payable to the Corporation or (c) such other means as the Corporation may establish or permit.
     7. Upon the vesting of the RSU’s in accordance with paragraph 4 of this agreement, the Corporation shall issue, subject to paragraph 6 hereof, certificates, if the Common Stock is certificated, of unrestricted Common Stock in the name of the Grantee at the time and in the manner provided herein. If the Common Stock is entered by the Corporation as book entry shares through the Corporation’s Direct Registration System (“DRS Shares”), the Corporation shall hold the DRS Shares in the name of the Grantee and in accordance with the Plan. Upon vesting in accordance with paragraph 4(i) or 4(iii) hereof, the Corporation shall issue such certificates, or enter such DRS Shares, upon vesting. Upon vesting in accordance with paragraph 4(ii) and 4(iv) hereof, the Corporation shall issue such certificates, or enter such DRS Shares, at the earliest of the date set forth in paragraph 4(i), the Grantee’s death or the Grantee’s “separation from service,” as defined by the Regulations promulgated under Section 409A of the Internal Revenue Code (“409A”); provided, however, that if the Grantee is a “specified employee” within the meaning of 409A, such issuance or entry shall be delayed until the first day of the seventh calendar month following separation from service.
     8. It is the intention of the parties that this agreement shall not be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Notwithstanding any other provision of this agreement to the contrary, if a final nonappealable determination has been made by a court of competent jurisdiction or an opinion of counsel has been rendered to the effect that this agreement is not exempt from Parts 2, 3 and 4 of Title I of ERISA, all of the RSU’s shall be forfeited; provided, however, that upon such an occurrence the Committee may, in its discretion, with respect to all or a portion of the RSU’s, accelerate the vesting of the RSU’s, but no such acceleration shall accelerate the issuance of certificates of unrestricted Common Stock, or entry of DRS Shares, in accordance with paragraph 7 hereof.
     9. Grantee acknowledges and agrees that in the performance of his or her duties of employment with the Employers he or she may be in contact with customers, potential customers and/or information about customers or potential customers of the Employers either in person, through the mails, by telephone or by other electronic means. Grantee also acknowledges and agrees that trade secrets and Confidential Information of the Employers, as defined in paragraph 9(c) of this agreement, gained by Grantee during his or her employment with the Employers, have been developed by the Employers through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of the Employers. Grantee further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of the Employers’ businesses that Grantee not divert business or customers from the Employers and that the Grantee maintain the confidentiality and integrity of the Confidential Information as hereinafter defined:
          (a) Grantee agrees that he or she will not, during his or her employment by the Employers and for a period of one (1) year following the later of the termination of salary payments or the Salary Continuation Period, as defined in paragraph 25, following termination of employment, no matter how terminated:
          (i) directly or indirectly solicit, divert, entice or take away any customers, business, patronage or orders of the Employers with whom the Grantee has had contact, involvement or responsibility during his or her employment with the Employers, or attempt to do so, for the sale of any product or service that competes with a product or service offered by the Employers;
          (ii) directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by the Employers with whom the Grantee has had contact, involvement or responsibility during his or her employment with the Employers, or attempt to do so, for the sale of any product or service that competes with a product or service offered by the Employers; or
          (iii) accept or provide assistance in the accepting of (including, but not limited to, providing any service, information, assistance or other facilitation or other involvement) business,

NATIONAL CITY CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
National City Corporation
patronage or orders from customers or any potential customers of the Employers with whom Grantee has had contact, involvement or responsibility on behalf of any third party or otherwise for Grantee’s benefit.
Nothing contained in this paragraph 9(a) shall preclude Grantee from accepting employment with a company, firm or business that competes with the Employers so long as the Grantee’s activities do not violate the provisions of subparagraphs 9(a)(i), 9(a)(ii) or 9(a)(iii) above or any of the provisions of paragraphs 9(b) and 9(c) below.
          (b) Grantee agrees that he or she will not directly or indirectly at any time during his or her employment by the Employers and for a period of three years following the later of the termination of salary payments or the Salary Continuation Period, as defined in paragraph 25, following termination of employment, no matter how terminated (the “Business Protection Period”), solicit, induce, confer or discuss with any employee of the Employers or attempt to solicit, induce, confer or discuss with any employee of the Employers the prospect of leaving the employ of the Employers, termination of his or her employment with the Employers or the subject of employment by some other person or organization. Grantee further agrees that he or she will not directly or indirectly at any time during the Business Protection Period hire or attempt to hire any employee of the Employers.
          (c) Grantee will keep in strict confidence, and will not, directly or indirectly, at any time during or after the term of this agreement, disclose, furnish, disseminate, make available or use (except in the course of performing his or her duties of employment with the Employers) any trade secrets or confidential business or technical information of the Employers or their customers (the “Confidential Information”), without limitation as to when or how Grantee may have acquired such information. The Confidential Information shall include the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique or improvement, or any business information or plans, financial information, or listing of names, addresses or telephone numbers, including without limitation, information relating to the Employers’ customers or prospective customers, the Employers’ customer lists, contract information including terms, pricing and services provided, information received as a result of customer contacts, the Employers’ products and processing capabilities, methods of operation, business plans, financials or strategy, and agreements to which the Employers may be a party. The Confidential Information shall not include information that is or becomes publicly available other than as a result of disclosure by the Grantee. Grantee specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Grantee and whether compiled by the Employers and/or Grantee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Employers to maintain the secrecy of such information, that such information is the sole property of the Employers and that any retention and use of such information during or after the Grantee’s employment with the Employers (except in the course of performing his or her duties of employment with the Employers) shall constitute a misappropriation of the Employers’ trade secrets. Grantee further agrees that, at the time of termination of his or her employment he or she will return to the Employers, in good condition, all property of the Employers, including, without limitation, the Confidential Information. In the event that said items are not so returned, the Employers shall have the right to charge Grantee for all reasonable damages, costs, attorney’s fees and other expenses incurred in searching for, taking, removing and/or recovering such property. If the Grantee is requested or required (either verbally or in writing) to disclose any Confidential Information, he or she shall promptly notify the Employers of this request and he or she shall promptly provide the Employers with a copy of the written request or a description of any verbal request so that the Employers may seek a protective order or other appropriate remedy. If a protective order or other appropriate remedy is not obtained in a reasonable period of time, the Grantee may furnish only that portion of the Confidential Information that he or she is legally required to disclose.
     10. During the Business Protection Period (and for any extended period as provided in paragraph 11 below) Grantee agrees to communicate the contents of this agreement to any person, firm, association, or corporation that Grantee intends to be employed by, associated with or represent.
     11. If it shall be judicially determined that Grantee has violated any of his or her obligations under paragraph 9 of this agreement, then the period applicable to the obligation which he or she shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violation(s) occurred.
     12. Grantee acknowledges and agrees that the remedy at law available to Employers for breach of any of his or her obligations under this agreement would be inadequate, and Grantee agrees and consents that, in addition to any other rights or remedies that Employers may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in

NATIONAL CITY CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
National City Corporation
paragraphs 9 through 11 of this agreement, without the necessity of proof of actual damage.
     13. Grantee acknowledges that Grantee’s obligations under this agreement are reasonable in the context of the nature of the Employers’ businesses and the competitive injuries likely to be sustained by the Employers if Grantee violated such obligations. Grantee further acknowledges that this agreement is made in consideration of, and is adequately supported by, the RSU Award, which Grantee acknowledges constitutes new and good, valuable and sufficient consideration.
     14. The failure of the Employers to enforce any provision of this agreement shall not be construed to be a waiver of such provision or of the right of the Employers thereafter to enforce each and every provision.
     15. Grantee shall not have any right in, to or with respect to any of the shares of Common Stock (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such shares of Common Stock to Grantee.
     16. All provisions, terms, conditions, paragraphs, agreements and covenants (“Provisions”) contained in this agreement are severable and, in the event any one of them shall be held to be invalid, this agreement shall be interpreted as if such Provision was not contained herein, and such determination shall not otherwise affect the validity of any other Provision.
     17. As used in this agreement, Disability means “Disability” as defined in and entitling the Grantee to initial benefits under the National City Long-term Disability Plan. All other capitalized terms used but not defined in this agreement shall have the meanings ascribed to such terms as set forth in the Plan.
     18. By entering into this agreement and accepting the Award, Grantee acknowledges that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Corporation at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of RSU’s subject to each award, the award price, if any, and the time or times when each award will be settled will be at the sole discretion of the Corporation; (d) Grantee’s participation in the Plan is voluntary; (e) the value of the Award is an extraordinary item which is outside the scope of Grantee’s employment contract, if any; (f) the Award is not part of normal or expected compensation for any purpose, including, without limitation, for calculating any benefits, severance, resignation, termination, bonuses, pension or retirement benefits or similar payments; (g) the future value of the Common Stock subject to the Award is unknown and cannot be predicted with certainty, (h) neither the Plan, the Award nor the issuance of the shares of Common Stock confers upon Grantee any right to continue in the employ of (or any other relationship with) the Employers, nor do they limit in any respect the right of the Employers to terminate Grantee’s employment or other relationship with the Employers at any time, and furthermore, the grant of the Award will not be interpreted to form an employment contract between Grantee and the Employers.
     19. The Account established for the Grantee under this agreement is an unfunded bookkeeping account and is payable only in Common Stock of the Corporation. The Corporation is not required to physically segregate any cash or securities or establish any separate funds to pay any benefits under the agreement or the Plan. Nothing in this agreement or the Plan shall be deemed to create a trust or fund of any kind or any fiduciary relationship.
     20. It is the Grantee’s responsibility to execute this agreement (the “Executed Agreement”) and deliver the Executed Agreement to the Corporate Human Resources Department at the address listed on the Cover Sheet. If the Executed Agreement is not received by the Corporate Human Resources Department within 90 days after the Grant Date, this RSU Award shall terminate and this agreement shall be null and void.
     21. The Grantee agrees that any action, claim, counterclaim, cross claim, proceeding or suit, whether at law or in equity, whether sounding in tort, contract or otherwise, at any time arising under or in connection with this agreement, the administration, enforcement or negotiation of this agreement, or the performance of any obligations in respect of this agreement (each such action, claim, counterclaim, cross claim, proceeding or suit, an “Action”), shall be brought exclusively in a federal court or state court located in the city of Cleveland, Ohio. Each of the parties hereby unconditionally submit to the jurisdiction of any such court with respect to each such Action and hereby waive any objection each of the parties may now or hereafter have to the venue of any such Action brought in any such court.
     22. This agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Ohio.
     23. For purposes of this agreement, the continuous employ of the Grantee with the Employers shall not be deemed interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Employers by reason of the transfer of his or her employment among the Employers. Also a leave of absence approved by an Executive Officer for illness, military or governmental service or other cause shall be considered as employment.
     24. Paragraphs 9 through 14, 16, 21, 22 and 24 shall survive the termination of this agreement.
     25. “Salary Continuation Period” means the period of time during which Grantee receives a continuation of Grantee’s salary after Grantee’s last day of active employment or if the Grantee receives a lump sum payment, the number of months following Grantee ‘s end of active employment equal to the Grantee’s lump sum payment attributable to salary divided by the Grantee’s

NATIONAL CITY CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
National City Corporation
then current monthly salary rounded up to the nearest whole number.